State of Delaware

SECRETARY OF STATE
DIVISION OF CORPORATIONS
P.O. BOX 898
DOVER, DELAWARE 19903

140506252

9466301
IRA S. SAUL, PLC
4126 LEONARD DRIVE
FAIRFAX VA 22030-5118

04-23-2014

ATTN: X

DESCRIPTION	AMOUNT
ICEWEB, INC.	
0703828 0151 Stock Designation	
Stock Designation Fee	5.00
Receiving/Indexing	115.00
Certification Fee	50.00
Data Entry Fee	5.00
Court Municipality Fee, Wilm.	20.00
Surcharge Assessment-New Castle	6.00
Page Assessment-New Castle Count	36.00
Expedite Fee, Same Day	200.00
FILING TOTAL	437.00
TOTAL PAYMENTS	437.00
SERVICE REQUEST BALANCE	.00

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "ICEWEB, INC.", FILED IN THIS OFFICE ON THE TWENTY-THIRD DAY OF APRIL, A.D. 2014, AT 12:16 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

SECRETARY OF STATE · DELAWARE · 1776 · 1976

Jeffrey W. Bullock, Secretary of State

0703828 8100

140506252

AUTHENTICATION: 1314261

DATE: 04-23-14

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:16 PM 04/23/2014
FILED 12:16 PM 04/23/2014
SRV 140506252 - 0703828 FILE

ICEWEB, INC.

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS AND LIMITATIONS OF SERIES AA PREFERRED STOCK

The undersigned, Hal Compton, Sr., does hereby certify that:

1. He is the Chief Executive Officer of ICEWEB, INC., a Delaware corporation (the "Corporation").

2. The Corporation is authorized to issue 10,000,000 shares of preferred stock, of which 626,667 shares of Series B Convertible Preferred Stock have been previously issued and remain outstanding.

3. The following resolutions were duly adopted by the Board of Directors of the Corporation (the "Board"):

WHEREAS, the Corporation's Certificate of Incorporation dated February 25, 1969, as amended from time to time (the "Certificate of Incorporation"), provides for a class of its authorized stock known as preferred stock, comprised of 10,000,000 shares, $0.001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board is authorized to fix the dividend rights, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof; and

WHEREAS, it is the desire of the Board to authorize the creation of the Corporation's 400,000 shares of Series AA Preferred Stock, $0.001 par value per share, and to provide for the designations, preferences and relative, participating, option or other rights, and the qualifications, limitations or restrictions thereof, as follows:

NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority vested in the Board by the Certificate of Incorporation, a series of preferred stock of the Corporation be, and it hereby is, created out of the 9,373,333 authorized but unissued shares of the preferred stock of the Corporation, such series to be designated Series AA Preferred Stock (the "Series AA Preferred Stock"), to consist of 400,000 shares, par value $0.001 per share, which shall have the following preferences, powers, designations and other special rights;

1. Voting. For so long as Series AA Preferred Stock remains outstanding, holders of the Series AA Preferred Stock shall have Five Thousand (5,000) times that number of votes on all matters submitted to the shareholders that is equal to the number of shares of Common Stock (rounded to the nearest whole number), at the record date for the determination of the shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is

taken or any written consent of such shareholders is adopted. A holder of the Series AA Preferred Stock shall vote together with the holders of Common Stock as a single class upon all matters submitted to the Common Stock shareholders.

2 Dividends. The holders of Series AA Preferred Stock of the Corporation shall not be entitled to receive dividends paid on the Corporation's Common Stock.

3 No Liquidation Preference. Upon liquidation, dissolution and winding up of the Corporation, whether voluntary or involuntary, the holders of the Series AA Super Voting Preferred Stock then outstanding shall not be entitled to receive out of the assets of the Corporation, whether from capital or earnings available for distribution, any amounts which will be otherwise available to and distributed to the Common Stock shareholders.

4 Conversion. On or after May 15, 2014, to the extent sufficient shares of Common Stock are authorized, the shares of Series AA Preferred Stock shall be convertible into the shares of the Corporation's fully diluted Common Stock, taking into account the exercise of all warrants, options or any other rights of issuance, of such number sufficient to provide the holders thereof, in the aggregate, ninety percent (90%) of all shares of Common Stock of the Corporation on a fully diluted basis. The conversion of the Series AA Preferred Stock shall be automatically converted into shares of Common Stock upon the completion of an amendment to the Certificate of Incorporation of the Corporation or any adjustment to the authorized capital of the Company.

5 Vote to Change the Terms of or Issuance of Series AA Preferred Stock. The affirmative vote at a meeting duly called for such purpose, or written consent without a meeting, of the holders of not less than fifty-one (51%) of the then outstanding shares of Series AA Preferred Stock shall be required for (i) any change to the Corporation's Certificate of Incorporation that would amend, alter, change or repeal any of the voting powers, preferences, limitations or relative rights of the Series AA Preferred Stock, or (ii) any issuance of additional shares of Series AA Preferred Stock.

6 Record Owner. The Corporation may deem the person in whose name shares of Series AA Preferred Stock shall be registered upon the registry books of the Corporation to be, and may treat him as, the absolute owner of the Series AA Preferred Stock for all purposes, and the Corporation shall not be affected by any notice to the contrary. All such payments and such conversion shall be valid and effective to satisfy and discharge the liabilities arising under this Certificate of Designations to the extent of the sum or sums so paid or the conversion so made.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the undersigned does hereby execute this Certificate this this 23rd day of April, 2014.

Hal Compton, Sr.

Hal Compton, Sr., Chief Executive Officer